-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 1 of 19 Pages
-------------------                                           ------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                            Vascular Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92231M109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 18

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 2 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV L.P. ("OVP IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    724,000 shares, except that OVMC IV, L.L.C. ("OVMC IV"), the general partner of OVP IV, may be deemed to have sole voting power, and George H. Clute ("Clute"), Gerard H. Langeler
                    ("Langeler"), William D. Miller ("Miller") and Charles P.
                    Waite, Jr. ("Waite"), the managing members of OVMC IV, may
    NUMBER OF       be deemed to have shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         724,000 shares, except that OVMC IV, the general partner of
      WITH          OVP IV, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   724,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.52%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 3 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV Entrepreneurs Fund L.P. ("OVP IV EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    38,947 shares, except that OVMC IV, the general partner of
                    OVP IV EF, may be deemed to have sole voting power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to vote these
    NUMBER OF       shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         38,947 shares, except that OVMC IV, the general partner of
      WITH          OVP IV EF, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   38,947
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.29%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 4 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners III L.P. ("OVP III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    988,190 shares, except that OVMC III L.P. ("OVMC III"), the general partner of OVP III, may be deemed to have sole
                    voting power, and Clute, Langeler and Waite, the general
                    partners of OVMC III, may be deemed to have shared power to
    NUMBER OF       vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         988,190 shares, except that OVMC III, the general partner of
      WITH          OVP III, may be deemed to have sole dispositive power, and
                    Clute, Langeler and Waite, the general partners of OVMC III, may be deemed to have shared power to dispose of these
                    shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   988,190
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.54%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 5 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners III Entrepreneurs Fund L.P. ("OVP III EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    48,863 shares, except that OVMC III, the general partner of
                    OVP III EF, may be deemed to have sole voting power, and
                    Clute, Langeler and Waite, the general partners of OVMC III,
    NUMBER OF       may be deemed to have shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         48,863 shares, except that OVMC III, the general partner of
      WITH          OVP III EF, may be deemed to have sole dispositive power,
                    and Clute, Langeler and Waite, the general partners of OVMC
                    III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   48,863
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.37%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 6 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC IV L.L.C. ("OVMC IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    762,947 shares, of which 724,000 are directly owned by OVP
                    IV and 38,947 shares are directly owned by OVP IV EF. OVMC
                    IV, the general partner of OVP IV and OVP IV EF, may be
                    deemed to have sole voting  power, and Clute, Langeler,
                    Miller and Waite, the managing members of OVMC IV, may be
    NUMBER OF       deemed to have shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         762,947 shares, of which 724,000 are directly owned by OVP
      WITH          IV and 38,947 shares are directly owned by OVP IV EF.
                    OVMC IV, the general partner of OVP IV and OVP IV EF, may be deemed to have sole dispositive power, and Clute, Langeler,
                    Miller and Waite, the managing members of OVMC IV may be
                    deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   762,947
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.82%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 7 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC III L.L.C. ("OVMC III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,037,053 shares, of which 988,190 are directly owned by OVP
                    III and 48,863 shares are directly owned by OVP III EF. OVMC
                    III, the general partner of OVP III and OVP III EF, may be deemed to have sole voting power, and Clute, Langeler and
                    Waite, the general partners of OVMC III, may be deemed to
    NUMBER OF       have shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         1,037,053 shares, of which 988,190 are directly owned by OVP
      WITH          III and 48,863 shares are directly owned by OVP III EF. OVMC
                    III, the general partner of OVP III and OVP III EF, may be deemed to have sole dispositive power, and Clute, Langeler and Waite, the general partners of OVMC III may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,037,053
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.92%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 8 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   George H. Clute ("Clute")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Clute, a managing member of OVMC IV and
    NUMBER OF       a general partner of OVMC III, may be deemed to have shared
     SHARES         power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Clute, a managing member of OVMC IV and a general partner of OVMC III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,800,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   13.75%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 92231M109                    13G                    Page 9 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Gerard H. Langeler ("Langeler")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    10,000 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Langeler, a managing member of OVMC IV
    NUMBER OF       and general partner of OVMC III, may be deemed to have
     SHARES         shared power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          10,000 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Langeler, a managing member of OVMC IV and a general partner of OVMC III, may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,810,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   13.82%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 10 of 19 Pages
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   William D. Miller ("Miller")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    762,947 shares, of which 724,000 are directly owned by OVP
                    IV and 38,947 are directly owned by OVP IV EF. OVMC IV is
                    the general partner of OVP IV and OVP IV EF; and Miller, a
    NUMBER OF       managing member of OVMC IV, may be deemed to have shared
     SHARES         power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          762,947 shares, of which 724,000 are directly owned by OVP
                    IV and 38,947 are directly owned by OVP IV EF. OVMC IV is
                    the general partner of OVP IV and OVP IV EF; and Miller, a managing member of OVMC IV, may be deemed to have shared
                    power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   762,947
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.83%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 11 of 19 Pages
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Charles P. Waite, Jr. ("Waite")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) [ ]
                                                                         (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Waite, a managing member of OVMC IV and
    NUMBER OF       general partner of OVMC III, may be deemed to have shared
     SHARES         power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          1,800,000 shares, of which 724,000 are directly owned by OVP
                    IV, 38,947 are directly owned by OVP IV EF, 988,190 are
                    directly owned by OVP III, and 48,863 shares are directly
                    owned by OVP III EF. OVMC IV is the general partner of OVP
                    IV and OVP IV EF; OVMC III is the general partner of OVP III and OVP III EF; and Waite, a managing member of OVMC IV and a general partner of OVMC III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,800,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   13.75%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 12 of 19 Pages
-------------------                                          -------------------

ITEM 1(A).     NAME OF ISSUER

               Vascular Solutions, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               2495 Xenium Lane North
               Minneapolis, MN 55441


ITEM 2(A).     NAME OF PERSONS FILING

               This Statement is filed by Olympic Venture Partners IV, L.P., a Delaware limited partnership ("OVP IV"), Olympic Venture Partners IV Entrepreneurs Fund, L.P., a Delaware limited partnership ("OVP IV EF"), Olympic Venture Partners III, L.P., a Delaware limited partnership ("OVP III"), Olympic Venture Partners III Entrepreneurs Fund, L.P. a Delaware limited partnership ("OVP III
               EF), OVMC IV, L.L.C., a Delaware limited liability company ("OVMC IV"), OVMC III, L.P., a Delaware limited partnership ("OVMC III"), George H. Clute ("Clute"), Gerard H. Langeler ("Langeler"), William D. Miller ("Miller") and Charles P. Waite, Jr. ("Waite"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               OVMC IV is the general partner of OVP IV and OVP IV EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. OVMC III is the general partner of OVP III and OVP III EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP III and OVP III EF. Clute, Langeler, Miller and Waite are managing members of OVMC IV and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. Clute, Langeler and Waite are general partners of OVMC III and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP III and OVP III EF.

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE

               The address for each of the Reporting Persons is:

               OVP Venture Partners
               2420 Carillon Point
               Kirkland, Washington 98033

ITEM 2(C)      CITIZENSHIP

               OVP IV, OVP IV EF, OVP III and OVP III EF, are Delaware limited partnerships. OVMC IV is a Delaware limited liability company and OVMC III is a Delaware limited partnership. Clute, Langeler, Miller and Waite are United States citizens.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2(E).     CUSIP NUMBER

               CUSIP # 92231M109

ITEM 3.        Not Applicable

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 13 of 19 Pages
-------------------                                          -------------------

ITEM 4.        OWNERSHIP

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a)  Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                              See Row 8 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 14 of 19 Pages
-------------------                                          -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of OVP IV, OVP IV EF, OVP III and OVP III EF, and the limited liability company agreement of OVMC IV and the limited partnership agreement of OVMC III, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

-------------------                                          -------------------
CUSIP NO. 92231M109                    13G                   Page 15 of 19 Pages
-------------------                                          -------------------

                                   SIGNATURES



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001
                                        OLYMPIC VENTURE PARTNERS IV L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC
                                             IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC
                                             IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OVMC IV L.L.C., a Delaware Limited
                                        Liability Company

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its: Managing Member


                                        OLYMPIC VENTURE PARTNERS III L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner


                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner


                                        OVMC III L.P., a Delaware Limited
                                        Partnership

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its: General Partner

                                                             Page 16 of 19 Pages



                                        GEORGE H. CLUTE

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute


                                        GERARD H. LANGELER

                                        By: /s/ Gerard H. Langeler
                                            ------------------------------------
                                            Gerard H. Langeler


                                        WILLIAM D. MILLER

                                        By: /s/ William D. Miller
                                            ------------------------------------
                                            William D. Miller


                                        Charles P. Waite, Jr.

                                        By: /s/ Charles P. Waite, Jr.
                                            ------------------------------------
                                            Charles P. Waite, Jr.

                                                             Page 17 of 19 Pages



                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    18

                                                             Page 18 of 19 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Vascular Solutions, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2001

                                        OLYMPIC VENTURE PARTNERS IV L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC
                                             IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC
                                             IV L.L.C., a Delaware Limited
                                             Liability Company
                                        Its: General Partner


                                        OVMC IV L.L.C., a Delaware Limited
                                        Liability Company

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its:  Managing Member

                                        OLYMPIC VENTURE PARTNERS III L.P., a
                                        Delaware Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner


                                        OLYMPIC VENTURE PARTNERS IV
                                        ENTREPRENEURS FUND L.P., a Delaware
                                        Limited Partnership
                                        By:  OVMC III L.P., a Delaware Limited
                                             Partnership
                                        Its: General Partner


                                        OVMC III L.P., a Delaware Limited
                                        Partnership

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute

                                        Its: General Partner

                                                             Page 19 of 19 Pages



                                        GEORGE H. CLUTE

                                        By: /s/ George H. Clute
                                            ------------------------------------
                                            George H. Clute


                                        GERARD H. LANGELER

                                        By: /s/ Gerard H. Langeler
                                            ------------------------------------
                                            Gerard H. Langeler


                                        WILLIAM D. MILLER

                                        By: /s/ William D. Miller
                                            ------------------------------------
                                            William D. Miller


                                        Charles P. Waite, Jr.

                                        By: /s/ Charles P. Waite, Jr.
                                            ------------------------------------
                                            Charles P. Waite, Jr.